As filed with the Securities and Exchange Commission on August 11, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

California	95-2920557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

700 East Bonita Avenue

Pomona, California 91767

(909) 624-8041

(Address of Principal Executive Offices) (Zip Code)

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

2005 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

James C. Lockwood

Vice President—General Counsel and Secretary

Keystone Automotive Industries, Inc.

700 East Bonita Avenue

Pomona, California 91767

(Name and address of agent for service)

(909) 624-8041

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee(4)
Common Stock, no par value	1,654,000 shares		$27.51	(2)	$45,501,540	$5,356
Common Stock, no par value	196,000 shares	(3)	$25.23		$4,945,080	$583
Total	1,850,000 shares		—		$50,446,620	$5,939

(1)	Represents shares issuable under the Keystone Automotive Industries, Inc. 2005 Omnibus Incentive Plan (the “Plan”). This Registration Statement shall also cover any additional shares of common stock of Keystone Automotive Industries, Inc. (the “Registrant”) attributable to these registered shares which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2)	Calculated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high ($27.93) and low ($27.08) selling prices per share of the Registrant’s common stock on August 10, 2005, as reported by the Nasdaq National Market, or $27.51.
(3)	Represents 196,000 shares of the Registrant’s common stock subject to options outstanding under the Plan at an exercise price of $25.23 per share.
(4)	Calculated at a rate of $117.70 per $1,000,000 pursuant to SEC Fee Rate Advisory #6 for Fiscal Year 2005.

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

Not required to be filed with this Registration Statement.*

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.*

*	The documents containing information specified in this Part I are being separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

Keystone Automotive Industries, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 1, 2005, filed with the Commission on June 15, 2005;

(b)	Item 1.01 of the Registrant’s Current Report on Form 8-K, filed with the Commission on August 5, 2005; and

(c)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed by the Registrant on June 7, 1996, pursuant to Section 12 of the Exchange Act, including any subsequent amendment or report filed for the purpose of amending such description.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Item 601(b)(5) of Regulation S-K, promulgated under the Securities Act, requires registrants seeking to register original issuance securities issued under an employee benefit plan to file as an exhibit to its registration statement on Form S-8 an opinion of counsel as to the legality of the securities being registered. James C. Lockwood, Vice President—General Counsel and Secretary of the Registrant, will pass upon the validity of the shares of the Registrant’s common stock registered pursuant to this Registration Statement on Form S-8.

Item 6. Indemnification of Directors and Officers

Section 204 of the General Corporation Law of the State of California (the “California Law”) permits the limitation of the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders under certain conditions and subject to certain limitations.

Section 317 of the California Law (i) permits indemnification of directors, officers, employees and other agents of the corporation under certain conditions and subject to certain limitations and (ii) provides that the corporation has the power to purchase and maintain insurance on behalf of its directors, officers, employees and other agents against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

Article Seven of the Amended and Restated Articles of Incorporation of the Registrant provides as follows:

SEVEN: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Law, subject only to the applicable limits set forth in Section 204 of the California Law with respect to actions for breach of duty to the corporation and its shareholders. This corporation is authorized to purchase and maintain insurance on behalf of its agents against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such from a company, the shares of which are owned in whole or in part by this corporation, provided that any policy issued by such company is limited to the extent required by applicable law. Any repeal or modification of the foregoing provisions of this Article Seven by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of that repeal or modification.

Section 3.16 of the Amended and Restated Bylaws of the Registrant provides as follows:

SECTION 3.16 Indemnification of Directors, Officers, Employees, and Other Agents.

(a) The corporation shall, to the maximum extent and in the manner permitted by the California Corporations Code (“Code”), indemnify each of its directors against expenses (as defined in Section 317(a) of the Code), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the Code), arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 3.16, a “director” of the corporation includes any person (i) who is or was a director of the corporation, (ii) who is or was serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

(b) The corporation shall have the power, to the extent and in the manner permitted by the Code, to indemnify each of its officers, employees and agents against expenses (as defined in Section 317(a) of the Code), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the Code), arising by reason of the fact that such person is or was an officer, employee or agent of the corporation. For purposes of this Section 3.16, an “officer,” “employee” or “agent” of the corporation includes any person (i) who is or was an officer, employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an officer, employee or agent of the corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

(c) Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Section 3.16(a) shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Section 3.16.

Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is permitted pursuant to Section 3.16(b) may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Section 3.16.

(d) The indemnification provided by this Section 3.16 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the Articles of Incorporation.

(e) The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was an agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section 3.16.

(f) No indemnification or advance shall be made under this Section 3.16, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

(1) That it would be inconsistent with a provision of the Articles of Incorporation, these Bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

The Registrant has entered into indemnification agreements with certain of its directors and executive officers which require the Registrant to indemnify such persons to the fullest extent permitted by applicable law.

The Registrant maintains an insurance policy pursuant to which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of their being or having been such directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Number	Exhibit
4.1	Keystone Automotive Industries, Inc. 2005 Omnibus Incentive Plan (incorporated herein by reference to Addendum A of the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on July 8, 2005)

5.1	Opinion of James C. Lockwood

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of James C. Lockwood is contained in Exhibit 5.1

24.1	Power of Attorney (included on signature page hereto)

Item 9. Undertakings

A.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2) That for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pomona, State of California, on August 11, 2005.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

By:	/s/ John M. Palumbo
John M. Palumbo
Vice President and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, That the undersigned officers and directors of Keystone Automotive Industries, Inc., a California corporation, do hereby constitute and appoint John M. Palumbo and James C. Lockwood and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts. Each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard L. Keister	President, Chief Executive Officer and Director	August 11, 2005
Richard L. Keister

/s/ John M. Palumbo	Vice President and Treasurer	August 11, 2005
John M. Palumbo	(Principal Financial and Accounting Officer)

	Director	August , 2005
Ronald G. Foster

/s/ James Robert Gerrity	Director	August 11, 2005
James Robert Gerrity

/s/ Timothy C. McQuay	Director	August 11, 2005
Timothy C. McQuay

	Director	August , 2005
John R. Moore

	Director	August , 2005
Stephen A. Rhodes

/s/ Keith M. Thompson	Director	August 11, 2005
Keith M. Thompson

S-1

EXHIBIT INDEX

Number	Exhibit
4.1	Keystone Automotive Industries, Inc. 2005 Omnibus Incentive Plan (incorporated herein by reference to Addendum A of the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on July 8, 2005)

5.1	Opinion of James C. Lockwood

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of James C. Lockwood is contained in Exhibit 5.1

24.1	Power of Attorney (included on signature page hereto)